Execution Copy	Exhibit 10.86

FOURTH AMENDMENT TO LICENSE AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”) is made and entered into as of July 5, 2011 by and between JAPAN TOBACCO INC., a Japanese corporation having its principal place of business at JT Building, 2-1 Toranomon, 2-chome, Minato-ku, Tokyo 105-8422, Japan (“JT”), and GILEAD SCIENCES, INC., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404, United States (“Gilead”). JT and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, JT and Gilead have previously entered into a License Agreement dated March 22, 2005 which was amended on May 19, 2005 and May 17, 2010 (such License Agreement, as amended previously and contemporaneously with this Amendment, the “EVG Agreement”) relating to a compound designated as JTK-303, which is now known as Elvitegravir (“EVG”);

WHEREAS, Gilead is developing a combination product containing EVG referred to in this Amendment as the “Quad7340,” as defined below;

WHEREAS, Gilead and JT have previously entered into a Supply Agreement dated December 25, 2003 (as amended, the “Supply Agreement”) for the supply by Gilead to JT of certain products; and

WHEREAS, JT and Gilead have previously entered into a License Agreement dated July 31, 2003 (such License Agreement, as amended, the “VTE License”) relating to the development and commercialization of FTC, TDF, Truvada, GS-7340 and TVD7340 in the JT Territory.

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specified, capitalized terms not defined in this Amendment shall have the definitions set forth therefor in the EVG Agreement. The EVG Agreement is hereby amended by adding the following defined terms:

1.1        “COBI”    shall mean GS-9350, i.e., thiazol-5-ylmethyl (2R,5R)-5-((S)-2-(3-((2-isopropylthiazol-4-yl)methyl)-3-methylureido)-4-morpholinobutanamido)-1,6-diphenylhexan-2-ylcarbamate.

1.2        “FBCQ7340”    shall mean Gilead’s FBC to manufacture the Quad7340 formulated product (as delivered to JT pursuant to the Supply Agreement, for example, brite stock) from GS-7340, FTC, COBI and EVG APIs.

1.3        “GS-7340”    shall mean the amidate pro-drug of tenofovir having the chemical formula 9-[R-2-[[(S)-[[(S)-1-(isopropoxycarbonyl)ethyl]amino]-phenoxyphosphinyl] methoxy] propyl] adenine.

1.4        [*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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1.5        “Quad7340”    shall mean a combination pharmaceutical product in oral formulation as developed by Gilead containing as its sole APIs FTC, EVG, COBI and GS-7340.

1.6        “Quad7340 Component”    shall mean an API component of the Quad7340, namely, FTC, GS-7340, EVG or COBI.

1.7        “TVD7340”    shall mean the combination product sold in the JT Territory under the VTE License by JT containing both GS-7340 and FTC as its sole APIs.

1.8        “TVD7340 Share”    shall have the meaning set forth in Section 2.3 below.

1.9        “TVD7340 Component”    shall mean the GS-7340 and FTC as Quad7340 Components of the Quad7340.

ARTICLE 2

QUAD7340

2.1        Relationship to EVG License.    The Parties agree that the Quad7340 is a “Product” under the EVG Agreement and therefore the rights and obligations of the Parties with respect to the development and commercialization of the Quad7340 in the JT Territory shall be as set forth in the EVG Agreement. The Parties further agree that with respect to the Quad7340, the last sentence of the definition of “Know-How” in Section 1.56 of the EVG Agreement shall not apply to the Quad7340. The definitions of “Gilead Know-How,” “JT Know-How,” and “Sublicensee Know-How” therefore shall, with respect to the Quad7340, be construed without application of the last sentence of Section 1.56 of the EVG Agreement.

2.2        Supply of Quad7340.    JT shall obtain its supply of the Quad7340 for development and commercial purposes from Gilead and Gilead shall provide such supply, as shall be set forth in an amendment to the Supply Agreement to be entered into within one hundred twenty (120) days of this Amendment. JT agrees that the Quad7340 obtained under the Supply Agreement shall be sold only in the JT Territory. If Gilead ceases Development of Quad7340 before it has Regulatory Approval by the FDA, then Gilead may elect to cease supplying Quad7340 to JT by immediately notifying JT of its cessation.

2.3        Transfer Price for Quad7340.    JT shall pay Gilead a transfer price for the Quad7340 supplied by Gilead in accordance with the Supply Agreement. The transfer price for the Quad7340 supplied for clinical trial use or development purposes shall be [*] for such supply. The transfer price for commercial supply of the Quad7340 shall be [*] Quad7340 [*] Quad7340. The transfer price for the EVG as a Quad7340 Component and the COBI as a Quad7340 Component shall be [*] Quad7340 [*] Quad7340). The transfer price for the TVD7340 Component shall be calculated using the following formula:

             [*]

For clarification, the transfer price of the Quad7340 shall not include [*].

In the event that the [*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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2.4        Transfer Price Change if JT Manufactures Quad7340 from Gilead API.    If JT manufactures the Quad7340 finished product from API supplied by Gilead, then the transfer price JT shall owe for such API shall be reduced as follows:

The [*] and

If JT manufactures some of the Quad7340 Component APIs in the Quad7340, then [*] for any Quad7340 Component API manufactured by JT for the units manufactured and sold by JT, shall be deducted from the Transfer Price owed by JT.

For purposes of this Section 2.4 and Section 2.5, Gilead’s FBCQ7340 and (if applicable) API FBC shall be determined as set forth in the Supply Agreement based on data used to compute the average per-unit FBC for the full calendar year preceding the transfer of manufacturing to JT. Gilead shall calculate such FBCQ7340 and FBC and provide the resulting calculations to JT; such calculations to be subject to JT’s approval which shall not be unreasonably withheld.

2.5        Royalty if JT Manufactures Quad7340.    If JT manufactures the Quad7340 (including all its APIs), then JT shall pay Gilead a royalty on sales of the Quad7340 manufactured by JT and sold in the JT Territory calculated using the following formula:

Royalty = [*]

JT shall pay such royalty to Gilead for each calendar quarter within forty-five (45) days after the end of such calendar quarter. JT shall provide quarterly royalty reports as set forth in the first sentence of Section 8.6(a) of the VTE License (taking into consideration that JT will not be paying estimated transfer prices if Gilead does not manufacture the Quad7340 for JT) and shall provide the additional information set forth in Section 8.6(b), with respect to the Quad7340 manufactured by JT. The provisions of Sections 8.7 through 8.12 of the VTE License shall apply to such royalty payments, as appropriate. For purposes of this Section 2.5, the FBC of the Quad7340 shall be [*] Quad7340 [*] determined as set forth in the Supply Agreement based on data used to compute the [*] for the full calendar year preceding the transfer of manufacturing to JT. Gilead shall calculate such FBC and provide the resulting calculations to JT; such calculations to be subject to JT’s approval which shall not be unreasonably withheld.

EXAMPLE:

JT (or its contract manufacturer) manufactures GS-7340 and FTC APIs and manufactures the Quad7340 from these APIs and from COBI API and EVG API manufactured by Gilead. Gilead’s FBCQ7340 is $5/unit and its FBC to manufacture GS-7340 and FTC API is $20/unit. For the Quad7340 units JT manufactures and sells, it will owe [*]

2.6        Net Sales Calculation and Transfer Price Payments.    JT shall calculate Net Sales of the Quad7340 using the methodologies and definitions in the VTE License, and not the methodologies and definitions therefor in the EVG Agreement. The provisions of Sections 8.6 through 8.12 of the VTE License shall apply to JT’s transfer price payments set forth in this Amendment.

2.7        [*]

2.8        [*] payments. [*]

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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2.9        Information Exchange / Regulatory Data.    Gilead shall, upon reasonable request of JT, make available to JT as soon as practicable after such request, Gilead Know-How and Regulatory Information with respect to (i) the Quad7340, (ii) COBI as a Quad7340 Component, and (iii) COBI as a single agent or stand-alone product, which is Controlled by Gilead, and Gilead’s Affiliates or Sublicensees as a result of the performance of Gilead’s obligations under the EVG Agreement. For the avoidance of doubt, Regulatory Information about COBI as a single agent or stand-alone product shall include that about combination use and drug-drug interactions of such COBI single agent with other agents, provided that Gilead agrees that such information is required for Regulatory Approval of the Quad7340 for the Licensed Indication in the JT Territory (such agreement not to be unreasonably withheld or delayed).

If the Regulatory Authority in the JT Territory request any material information, data (in final report form) or Know-How that is included in the Marketing Authorization Applications and INDs for the Quad7340 or COBI (including any combination products containing COBI) filed by Gilead or its Affiliates or licensees anywhere in the world for any indications (including those outside the Licensed Indication), and JT reasonably determines that the provision of such material information, data (in final report form) or Know-How is required for Regulatory Approval of the Quad7340 for the Licensed Indication in the JT Territory, then JT shall notify Gilead in writing of such determination. If Gilead agrees with JT’s determination (such agreement not to be unreasonably withheld or delayed), then Gilead shall provide JT with such additional material information, data (in final report form) and Know-How (subject to Gilead’s obligations under its agreements with Third Parties), together with all material subsequent correspondence and data submissions relating to the foregoing, as soon as practicable. If Gilead does not agree with JT’s determination, then Gilead shall have no obligation to provide JT with such additional material information, data (in final report form) or Know-How if Gilead has not unreasonably withheld the needed agreement as provided in the prior sentence.

2.10        Exception for Termination.    In case (i) that the EVG Agreement expires pursuant to Section 14.1 of the EVG Agreement or that Gilead terminates the EVG Agreement pursuant to Section 14.2 thereof for any reasons other than significant safety reasons with respect to COBI or GS-7340 and (ii) that EVG is approved either in the United States of America or the EU at that time and is not withdrawn from the market, if JT notifies Gilead that it wishes to continue to Develop and/or Commercialize the Quad7340 in the JT Territory, the EVG Agreement shall be deemed to be still valid in the JT Territory with regard to the Quad7340 as a Product under the EVG Agreement until [*]. Upon the expiration of said term with respect to Development and/or Commercialization of the Quad7340 in the JT Territory, if requested by JT, the Parties shall discuss in good faith extension or renewal of such term.

ARTICLE 3

CLARIFICATION ON AMENDMENT 2

JT and Gilead acknowledge and agree that the definition of the Net Sales in Section 1.8 of the Amendment 2 to the EVG License as of May 17, 2010 shall only apply for the purpose of calculation of Transfer Price of Quad and Quad7340. For clarity, the definition of the Net Sales of the EVG Agreement shall remain unchanged as long as Amendment 2 or this Amendment is not concerned.

ARTICLE 4

MISCELLANEOUS

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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4.1        Effect.    Except as expressly amended by this Amendment, the EVG Agreement remains in full force and effect.

4.2        Governing Law.    This Amendment shall be governed and construed in accordance with the substantive laws of the State of New York and the federal law of the United States of America without regard to its conflict of law rules that would require the application of the laws of a foreign state or country.

4.3        Entire Agreement; Amendment.    This Amendment together with the EVG Agreement, Supply Agreement and the sections of the VTE License referred to herein, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Amendment. No subsequent alteration, amendment, change or addition to this Amendment shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

4.4        Further Actions.    Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.

4.5        Headings.    The headings for each Article and Section in this Amendment have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

4.6        Translations.     This Amendment is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Amendment, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any Japanese translation of this Amendment and this Amendment, this Amendment shall prevail.

4.7        Counterparts.    This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the date first set forth above.

Gilead Sciences, Inc.		Japan Tobacco Inc.

By:	/s/ John F. Milligan	By:	/s/ Noriami Okubo
	Name: John F. Milligan, Ph.D.		Name: Noriaki Okubo

Title: President & Chief Operating Officer		Title: President, Pharmaceutical Business

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED